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                                                                  EXHIBIT 10.4.2

                                 VIACELL, INC.

                                        February 18, 2004
                                        Revised February 25, 2004

BY HAND DELIVERY

Grant Bogle
30 Maryknoll Drive
Hingham, MA  02043

Dear Grant:

         As we discussed, a decision has been reached that it is appropriate to end our employment relationship. As a result, following a period of transition, your employment with ViaCell, Inc. (the "Company") will end on March 31, 2004 (the "Separation Date"), subject to the terms of this letter. The purpose of this letter is to confirm the agreement between you and the Company concerning your transition period and severance arrangements as agreed upon herein and in consideration of the July 1, 2002 letter to you from Marc Beer, Chief Executive
Officer:

         1. You and the Company agree that your separation from employment is under mutual agreement and hence the Company has agreed to provide you with the following post-employment benefits:

         (a) After March 31, 2004, the Company will provide you severance pay at your current base rate of pay for the six-month period beginning the business day after your Separation Date and ending September 30, 2004. Payment will be made at the Company's regular payroll periods, less taxes and other legally required deductions, beginning on the Company's next regular payday which is at least five business days following the date this Agreement, signed by you, is received by the Company.

         (b) The Company acknowledges you have a period of six (6) months, measured from the Separation Date, to exercise the stock option awards granted to you at your time of hire, namely, those stock option grants described with particularity in the Offer Letter as "ISO's.

         (c) If you are participating in the Company's group health and dental plans on the Separation Date and elect to continue your participation and that of your eligible dependents in those plans under the federal law known as "COBRA", then the Company will continue paying your medical and dental benefit premium contributions in accordance to its regular payroll practices for a period of six (6) months, through September 30, 2004, or, if earlier, until the date you become eligible for coverage under the plan of another employer. To be eligible for the Company's premium contributions, however, you must sign and return a COBRA election form in a timely manner. You agree to notify the Company if you become eligible for equivalent

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health plan coverage through another employer prior to September 30, 2004. After the Company's contributions end, you may continue coverage for the remainder of the COBRA period, if any, by paying the full premium cost plus a small administrative fee.

         (d) Additionally, the Company will allow you to use your four (4) weeks of accrued vacation time to remain on the payroll for an additional month, through March 30, 2004. During this time, you will continue to participate in all benefits as an active employee.

         (e) Finally, the Company shall agree to forgive the outstanding principal and interest due on the loan provided to you upon employment (Forgiveness Loan) as referenced in your employment offer by Marc Beer.

         2. In consideration of your meeting in full your obligations under the terms below and under the Confidentiality Agreement, the Company further agrees to the following Special Severance Benefit as follows:

          If after good faith efforts to find full-time employment you fail to obtain other employment by the end of your severance period on September 30, 2004, the company will agree to a one-time extension of up to three (3) month of separation pay and discounted COBRA health coverage as described in paragraph 1(c). If necessary, this would extend your severance pay and health coverage under this agreement through December 31, 2004. "Comparable executive employment" is construed as that which is similar in title (VP or above), scope (responsibilities, complexity) and at a location acceptable to you.

         3. You agree that, except as expressly provided in this Agreement, no further compensation is owed to you. You will not continue to earn vacation or other paid time off after the Separation Date and, except as provided in paragraph 2 above and in any further right you may have to continue participation in the Company's group health and benefit plans at your cost under the federal law known as COBRA following the Separation Date, your participation in all Company employee benefit plans will end as of the Separation Date, in accordance with the terms of those plans and programs.

         4. You agree that you will not disparage the Company, its business or management, or any of the people or organizations connected with the Company, and you will not otherwise do or say anything that could be reasonably expected to harm the Company's goodwill, business interests or reputation. In turn, the Company agrees to instruct employees not to disparage you in any way and not to do or say anything that could be reasonably expected to harm your business interests or reputation.

         5. The Company agrees that in response to any external and internal inquiries directed to it regarding the status of your employment with the Company and/or the circumstances of your separation of employment, it shall respond by confirming that you left our employment in good standing. A letter related to the circumstances of your termination will be mutually agreed upon and issued upon your approval.

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         For purposes of effectuating this paragraph 5, you agree to direct all external inquiries regarding your employment status with the Company and/or the circumstances of your separation of employment to Marc Beer, the Company's Chief Executive Officer, or to Kathleen Hayes, Director of Human Resources.

         6        You agree to return to the Company, no later than the
Separation Date, any and all documents, materials and information related to the business, whether present or otherwise, of the Company, and all copies, whether in hardcopy or in electronic or other media, and all keys and other property of the Company, in your possession or control. You also give the Company assurance that you have disclosed to the Company all passwords necessary to enable the Company to access any information which you have password-protected on its computer network or system.

         7. You hereby acknowledge and confirm your obligations to the Company under the Confidentiality Agreement, and you agree to abide by all terms and commitments to which you are bound under the Confidentiality Agreement. You further understand and agree that any breach by you of the Confidentiality Agreement will constitute a material breach of this Agreement.

         8. In exchange for the severance pay and benefits provided to you hereunder, including the Special Severance Benefit, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company and its subsidiaries and other affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims, except only as to any rights that you may have to vested benefits.

         9. In exchange for your agreement to the terms of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that it has had in the past, now has, or might now have arising out of your employment with the Company, and hereby forever discharges you, your heirs, executors, administrators, beneficiaries, personal representatives and assigns from any and all such causes of action, rights, or claims.

         10. By signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity,

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before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

         11. This letter contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, excluding only the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in a writing of later date signed by you and by an expressly authorized representative of the Company.

         12. The Company and you agree that any controversy, claim or dispute arising out of or relating to this Agreement, either during the Transition Period or afterwards, between the parties to this Agreement, their successors, assigns, affiliates or agents, shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect. Any such arbitration may be initiated within thirty (30) days after written notification to the other party specifying in sufficient detail the nature of the dispute hereunder, but in no event later than ninety (90) days after such written notice. The arbitration shall be conducted in the Commonwealth of Massachusetts by an arbitrator either mutually agreed upon by you and the Company or chosen in accordance with the AAA's rules. All aspects of any such arbitration, including with respect to discovery, shall be conducted in accordance with the AAA's rules.

         If the terms of this Agreement are acceptable to you, please sign, date and return it to me within ten days of the date you receive it. At the time you sign and return this letter, it will take effect as a legally-binding agreement between you and the Company on the basis set forth above under Massachusetts law. The enclosed copy of this letter, which you should also sign and date, is for your records.

                       Sincerely,

                       VIACELL, INC.

                       By:  /s/ Kathleen Hayes
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                            Kathleen Hayes
                            Director of Human Resources

Accepted and agreed:

Signature:  /s/ Grant Bogle
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            Grant Bogle

Date:  ________________________________

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